Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GRIFFIN LAND & NURSERIES, INC.

Griffin Land & Nurseries, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.        That the name of this corporation is Griffin Land & Nurseries, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on March 10, 1970 under the name “Culbro Realty and Development Corporation”.

2.        The Board of Directors of the Corporation duly adopted a resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable. The resolution setting forth the amendment is as follows:

RESOLVED:	That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FIRST thereof in its entirety to read as follows:

“FIRST:  The name of the corporation (the “Corporation”) is Griffin Industrial Realty, Inc.”

3.                   This Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this 13th day of May, 2015.

GRIFFIN LAND & NURSERIES, INC.

By:	/s/ Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary